Exhibit 21

                              HUBBELL INCORPORATED
                                AND SUBSIDIARIES

                       LISTING OF SIGNIFICANT SUBSIDIARIES

                                               State or Other       Percentage
                                               Jurisdiction of       Owned By
                                                Incorporation       Registrant
                                               ---------------      ----------
Anderson Electrical Products, Inc.                Delaware             100%

Haefely Test AG                                   Switzerland          100%

Hubbell Limited                                   England              100%

Hubbell Canada Inc.                               Canada               100%

The Ohio Brass Company                            Delaware             100%

Hubbell Incorporated (Delaware)                   Delaware             100%

Hubbell Industrial Controls, Inc.                 Delaware             100%

Gleason Reel Corp.                                Delaware             100%

Harvey Hubbell Caribe, Inc.                       Delaware             100%

Hubbell Lighting, Inc.                            Connecticut          100%

Pulse Communications, Inc.                        Virginia             100%

Hipotronics, Inc.                                 Delaware             100%

A. B. Chance Company                              Delaware             100%

Fargo Mfg. Company, Inc.                          New York             100%

GAI-Tronics Corporation                           Delaware             100%

Hubbell Power Systems, Inc.                       Delaware             100%

Temco Electric Products Company, Inc.             Canada               100%